Prospect Capital Provides $45 Million in Growth Financing to Private Equity Sponsor Controlled H&M

NEW YORK, NY -- 07/05/2007 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect") announced today that on June 29, 2007, Prospect committed to provide, and subsequently funded, growth financing of approximately $45.0 million to H&M Oil & Gas, LLC ("H&M"), located in Dallas, Texas.

Established in 2002 through the merger of H&M Partners LLC and MJM Oil & Gas, H&M is an oil and gas production and development company focused on Texas. H&M has approximately 8,000 acres under lease in the Spraberry and Wolfcamp trend in Martin County in West Texas. H&M is led by William Jackson, who has more than three decades of experience as a general manager and petroleum engineer in the oil and gas industry. H&M is majority owned and controlled by a private equity sponsor in Chicago.

H&M is utilizing Prospect's financing for the drilling and completion of new wells, as well as the refinancing of existing indebtedness. Prospect's investment is in the form of a senior secured debt instrument with a first lien on all assets of H&M, including receivables, wells, leases, and other infrastructure. Prospect has received a net profit interest in H&M as part of its investment.

"This financing allows H&M to more than triple the rate of its development program at a time when we can lock in favorable oil prices. Prospect understands the technical and business merits of our strategy, and we hope to grow our funding relationship with Prospect as we continue to achieve success in the field," said William Jackson, CEO of H&M.

"We view H&M's portfolio of assets in West Texas as attractive, and we look forward to continued increases in the company's proved reserve base," said David Belzer, a managing director with Prospect Capital Management.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577